US Precious Metals, Inc. Announces Director of Princeton University's Program in Engineering Physics, Professor Edgar Choueiri, Has Joined its Board of Directors

MARLBORO, N.J., May 15, 2013 /PRNewswire/ -- US Precious Metals, Inc.  (USPR) announced today that Professor Edgar Choueiri, Director of Princeton University's Program in Engineering Physics and Director of Princeton's Electric Propulsion and Plasma Dynamics Laboratory (EPPDyL) has joined its Board of Directors. Professor Choeiri is one of the world's leading authorities in plasma technology.

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Mr. Jerry Pane, Chairman and CEO of USPR stated, "It is my extreme honor to announce today Professor Choueri's appointment to our board. Having worked very closely with him the past 3 years developing the plasma extraction process at the 29 Palms California facility, it speaks loud and clear of our recently announced technology partners and the confidence from within."

Prof. Choueiri, stated, "I am delighted to join the board of directors of a vibrant company that has demonstrated its commitment to applying plasma technologies to novel and advanced processing techniques."

Professor Edgar Choueiri is Director of Princeton University's Program in Engineering Physics. His also Director of Princeton's Electric Propulsion and Plasma Dynamics Laboratory (EPPDyL) and Princeton's 3D Audio and Applied Acoustics (3D3A) Laboratory. He is tenured Full Professor in the Applied Physics Group at the Mechanical and Aerospace Engineering Department, and associated faculty at the Astrophysical Sciences Dept./Program in Plasma Physics at Princeton University. He holds a PhD in Aerospace Engineering/Plasma Science (1991) from Princeton University. He has been the Principle Investigator (PI) in charge of directing and managing 40 competitively selected research projects, funded by NASA, AFOSR, the National Science Foundation, and other governmental and private institutions. He has been PI and Co-PI on two space experiments on board the Space Shuttle and the Russian scientific spacecraft APEX. Professor Choueiri's laboratory (EPPDyL) at Princeton University, a recognized center of excellence in research in the field of advanced spacecraft propulsion, has been continuously funded by NASA since he became EPPDyL's Chief Scientist in 1996.

Prof. Choueiri is the author of more than 165 journal papers, conference papers and encyclopaedia articles on plasma thrusters, plasma physics, instabilities and turbulence in collisional plasmas, plasma accelerator modelling, space physics and applied mathematics. He has been an invited speaker on more than 75 occasions at symposia and leading institutions around the world.

He is the recipient of a number of awards and honors including a knighthood (Order of the Cedars) by the President of the Republic of Lebanon. He was elected President of the Electric Rocket Propulsion Society, whose members include hundreds of scientists working on plasma propulsion for spacecraft in more than 15 countries. In June of 2008, he was elected President of the Lebanese Academy of Sciences. He was elected Chair of the American Institute of Aeronautics and Astronautics' Electric Propulsion Technical Committee (EPTC) , the leading professional society in his field. He served as Chair of the EPTC from 2002 to 2004, and was awarded the AIAA's distinguished service award for his role as Chair of the EPTC. In 2008, he was elected Fellow of the American Institute of Aeronautics and Astronautics.

In 2008 he founded a new laboratory at Princeton, the 3D Audio and Applied Acoustics (3D3A) Laboratory, where he is investigating such related topics as spatial hearing, auralization, 3-D audio, binaural audio through speakers, crosstalk cancellation, and advanced hearing aids, and is currently commercializing his invention, BACCH 3D Sound, with Princeton University.

He teaches courses in mathematics, applied physics and astronautics and has developed a number of new undergraduate and graduate courses at Princeton University, advised more than a hundred students, currently advises 6 PhD students, and has graduated 13 PhD students, 10 of whom are currently working as research scientists in plasma physics or space propulsion.

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About US Precious Metals, Inc.:

US Precious Metals, Inc. is an exploration stage company engaged in the acquisition, exploration and development of mineral properties. We focus on gold, silver and copper primarily located in the State of Michoacan, Mexico where we own exploration and exploitation concessions to approximately 37,000 contiguous acres of mineral rights.  Important Note:  The USPR website is currently under construction due to the new corporate developments. The New Improved Corporate Website will be back online in the very near future.

Disclaimer/Disclosure:

This Press Release may contain, among other things, certain forward-looking statements, including, without limitation, (i) statements with respect to the Company's plans, objectives, expectations and intentions; and (ii) other statements identified by words such as "may", "could", "would", "should", "believes", "expects", "anticipates", "estimates", "intends", "plans" or similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control), including, without limitation, the ability of the plasma technology to perform as anticipated and  the Company's ability to obtain funding to develop its Mexican property and to pay its existing liabilities. USPR news alerts send via SMS Text Message are free; however standard message & data rates may apply. Check with your wire carrier for more details.

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